EXHIBIT 10.1








                              EMPLOYMENT AGREEMENT

                                 by and between

                          Infinity Capital Group, Inc.,

                                       and

                              Joseph M. Chiappetta


                                      As of

                                 January 5, 2009

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 5th day of January, 2009, by and between Joseph M. Chiappetta
("Employee") and Infinity Capital Group, Inc. a Maryland corporation with offices at 80 Broad Street, 5th Floor, New York, NY 10004 ("ICG" or "Employer"),

                                   BACKGROUND

         WHEREAS, Employer desires to employ Employee as the Vice President of Corporate Development & Managing Director of Employer, and

         WHEREAS, Employee is willing to be employed as the Employee as the Vice President of Corporate Development & Managing Director in the manner provided for herein, and to perform the duties of the Employer upon the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows;

                                   AGREEMENTS

         In consideration of the foregoing and of the mutual promises and other agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.       SCOPE OF EMPLOYMENT.

         (a) Employer agrees that during the term of this Agreement, Employer shall employ Employee to perform such duties and exercise such authority as assigned or delegated to Employer by Employer's Board of Directors, and shall serve as Vice President of Corporate Development & Managing Director of Employer.

         (b) Employee hereby accepts such employment and agrees that during the term of this Agreement that:

                  (i) Employee shall perform such duties in the foregoing capacity;

                  (ii) Employee shall devote time and attention, as well as necessary, to the performance of his duties hereunder and to the affairs of Employer;

                  (iii) Employee shall comply with all lawful policies which from time to time may be in effect at Employer or adopted by Employer and conveyed to Employee.

2. COMPENSATION. As compensation for the services to be performed by Employee hereunder, Employer agrees to pay to Employee, and Employee agrees to accept, the following:

         (a) SALARY. Employee or his assigns shall receive an initial Salary at the rate of $60,000 per year, less applicable payroll deductions required by law. Such Salary shall be paid in substantially equal periodic installments according to Employer's customary payroll practices, but no less frequently than monthly. Unless otherwise determined at the sole discretion of the Board of Directors, the initial grant of Options in section 2(c) below shall be in lieu of the first two months salary. The basic compensation provided in this Agreement shall be automatically adjusted on an annual basis to reflect the increase, if any, in the cost of living by adding to such basic salary an amount obtained by multiplying the basic salary by the percentage by which the level of the Consumer Price Index for all urban consumers for the United States, as reported by the Bureau of Labor Statistics of the United States Department of Labor has increased over its level as of the date of the commencement of this Agreement. The adjustment shall take place on January 1, of each year and the Employer shall begin paying the adjusted salary on January 5, of each year. The Employee shall be paid additional compensation from the Employer for the services rendered under this Agreement as may be determined, from time to time, in the sole discretion of the Board of Directors. Employer agrees that if additional capital is raised and/ or Employee's scope of responsibilities are increased that Salary will be revised upward as agreed by the parties at that time.

         (b) STOCK BONUS. None

         (c) INCENTIVE COMPENSATION. Concurrent with signing this agreement the Employee shall receive a grant of 196,000 options ("Options") to purchase Employer's common stock. 50,000 of the Options shall vest immediately, 73,000 of the Options shall vest on the one year anniversary of this agreement and 73,000 of the Options shall vest on the second anniversary of this agreement. Employee shall receive future incentive compensation as determined by the Employer's Board of Directors.

         (c) EMPLOYEE BENEFITS. In addition to Employee's Salary and Incentive Compensation, Employer shall make available to Employee, during the term hereof:

                  (i) Participation in any plans from time to time generally offered to Employer's employees with respect to group health, life, accident and disability insurance or payment plans or similar employee benefits, if any.

                  (ii) Three (3) weeks paid annual vacation, as well as paid holidays and other fringe benefits regularly provided to Employees of Employer; and

                  (iii) Reimbursement for reasonable and necessary business expenses in accordance with Employer's policies.

3.       TERM AND NATURE OF RELATIONSHIP.

         (a) EMPLOYMENT. Employee's employment hereunder shall commence on the Closing Date and continue for five years through January 5, 2014, subject to earlier termination as hereinafter provided in Sections 4(a)-4(e). Each 12 month period from the commencement date forward during the term hereof shall be referred to as an "Annual Period."

         (b) Subject to Section 4 below, unless the Board of Directors of Employer (the "Board") shall determine to the contrary and shall so notify
Employee in writing on or before the end of any Annual Period or unless the Employee notifies Employer in writing on or before the end of the final Annual Period of his desire not to renew this Agreement, then at the end of each Annual Period, the term of this Agreement shall be automatically extended for one (1) additional Annual Period to be added at the end of the then current term of this Agreement.

4.       TERMINATION.

         (a) TERMINATION BY EMPLOYER WITH CAUSE. Employer may terminate Employee's employment with "cause" as hereafter defined in this Section 4(a) upon 5 days' written notice. "Cause" for purposes of Sections 4(a) and 4(b) means Employee's: (i) conviction of, or indictment for, criminal negligence or criminal acts in the work place, (ii) violation of Employer policies or procedures that have been made known to Employee provided Employee has not cured such violation within 10 business days after receiving written notice of violation from Employer, (iii) material breach of the covenants of this Agreement, provided that Employee has not cured such breach within 10 days after receiving written notice from Employer, (iv) the appropriation (or attempted appropriation) of a material business opportunity of Employer, including attempting to secure or securing any profit in connection with any transaction entered into on behalf of the Employer, and (v) the misappropriation (or attempted misappropriation) of any of Employer's funds or property. In the event that Employee is terminated with "cause," Employee shall be entitled to (a) the payment of Employee's then-current accrued, unpaid Salary and accrued, unused vacation which have accrued, each prorated through the date of termination.

         (b) TERMINATION BY EMPLOYER WITHOUT CAUSE. Employer may terminate Employee's employment without "cause" as defined in Section 5(a) upon 30 days' written notice. In the event that Employee is terminated without "cause," Employee shall be provided with (i) payment of Employee's then-current accrued, unpaid Salary and accrued, unused vacation, each prorated through the date of termination, and (ii) providing that Employee complies with his obligations under Sections 6 and 7 herein, payment of severance compensation of a lump-sum payment equal to 3 months' Salary.

         (c) TERMINATION BY EMPLOYEE WITHOUT CAUSE. Employee may terminate Employee's employment upon 30 days' written notice. In the event that Employee terminates his employment without "cause" as defined in Section 4(d), Employee shall be paid his then-current accrued, unpaid Salary and accrued, unused vacation, prorated through the date of termination.

         (d) TERMINATION BY EMPLOYEE WITH CAUSE. Employee may terminate his employment upon 30 days' written notice with "cause" as hereafter defined in this Section 4(d). "Cause" for purposes of Section 4(c) and (d) means Employer's material breach of the covenants of this Agreement or the Stock Purchase Agreement, provided that Employee does not cure any such breach upon 10 days' written notice from Employee. In the event that Employee terminates his employment with "cause," Employee shall be provided with payment of Employee's then-current accrued, unpaid Salary and accrued, unused vacation, each prorated through the date of termination and providing that Employee complies with his obligations under Sections 6 and 7 herein, payment of severance compensation of a lump-sum payment equal to 3 months' Salary.

         (e) TERMINATION DUE TO EMPLOYEE'S DEATH OR DISABILITY. In the event that this Agreement and Employee's employment is terminated due to Employee's death or disability, Employee (or Employee's legal representatives) shall be paid (i) Employee's then-current unpaid Salary and accrued, unused vacation, each prorated through the date of termination, (ii) an additional 2 months' Salary. For purposes of this Agreement, the term "disability" shall mean the mental or physical inability to perform satisfactorily Employee's regular full-time duties, with or without a reasonable accommodation, as determined by Employee's physician, for 120 days, whether or not consecutive, in any 24-month period.

         (f) INITIAL EMPLOYMENT PERIOD. Employer and Employee agree that no severance shall be due under any circumstance if Employee is terminated during the first six months of employment as the result of an unsatisfactory performance review.

5. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE. Employee hereby represents and warrants to Employer that Employee is not now under any obligation to any person, firm or corporation, and has no other interest, which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair, in any way, Employee's performance of any of the obligations set forth in this Agreement.

6.        EMPLOYER COVENANTS

         (a) Directors & Officers Insurance. Employer shall maintain directors and officers insurance in an amount typical for companies of its size and nature of its business.

         (b) Director & Officer Indemnification. Employer shall indemnify Employee for actions as an employee except for any action of willful fraud by Employee.

7.       NON-DISCLOSURE COVENANT.

         (a) CONFIDENTIAL INFORMATION DEFINED. "Confidential Information," as used in this Agreement, shall mean any and all:

                  (i) trade secrets concerning the business and affairs of Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under applicable state law;

                  (ii) information concerning the business and affairs of Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

                  (iii) notes, analysis, compilations, studies, summaries and other material prepared by or for Employer containing or based, in whole or in part, on any information included in the foregoing.

         (b) ACKNOWLEDGMENTS BY EMPLOYEE. Employee acknowledges that (i) as part of Employee's employment with Employer, both prior to entering into this Agreement and during the term of this Agreement, Employee has been and will be afforded access to Confidential Information; (ii) public disclosure of such Confidential Information could have an adverse effect on Employer and its business; and (iii) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Employer with exclusive ownership of all Employee Inventions.

         (c) AGREEMENTS OF EMPLOYEE. In consideration of the compensation and benefits to be paid or provided to Employee by Employer under this Agreement, Employee covenants as follows:

                  (i) During and following the Employment Period, Employee will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of Employer or except as otherwise expressly permitted by the terms of this Agreement.

                  (ii) Any trade secrets of Employer shall be accorded all protections and benefits available under applicable state trade-secret law and any other applicable law.

                  (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Employee demonstrates was or became generally available to the public other than as a result of a disclosure by Employee.

                  (iv) Employee will not remove from Employer's premises (except to the extent such removal is for purposes of the performance of Employee's duties at home or while traveling, or except as otherwise specifically authorized by Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary

         Items"). Employee recognizes that, as between Employer and Employee, all of the Proprietary Items, whether or not developed by Employee, are the exclusive property of Employer. Upon termination of this Agreement by either party, or upon the request of Employer during the Employment Period, Employee will return to Employer all of the Proprietary Items in Employee's possession or subject to Employee's control, and Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

         (d) DISPUTES OR CONTROVERSIES. Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by Employer, Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8.       NON-INTERFERENCE.

         (a) ACKNOWLEDGMENTS BY EMPLOYEE. Employee acknowledges that: the provisions of this Section 8 are reasonable and necessary to protect Employer's business.

         (b) COVENANTS OF EMPLOYEE. In consideration of the acknowledgments by Employee, and in consideration of the compensation and benefits to be paid or provided to Employee by Employer, Employee covenants that he will not, directly or indirectly:

                  (i) during the period of employment under this Agreement (the "Employment Period"), except in the course of his employment hereunder, and during the 2-year period following termination of Employee's employment under this Agreement (the "Post-Employment Period"), interfere with existing investment activities of Employer; (ii)whether for Employee's own account or the account of any other person (A) at any time during the Employment Period or Post-Employment Period, without consent of Employer, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of Employer to terminate his employment with Employer; or (B) at any time during the Employment Period or Post-Employment Period, interfere with Employer's relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of Employer; or

                  (iii) at any time during or after the Employment Period, disparage Employer or any of its shareholders, directors, officers, employees or agents.

         (c) BLUE-PENCILING. If any covenant in Section 8(b) is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Employee.

         (d) EXTENSION OF COVENANTS. The period of time applicable to any covenant in Section 7(b) will be extended by the duration of any violation by Employee of such covenant.

9. REMEDIES. Employee acknowledges and agrees that the business of Employer is highly competitive, and that violation of any of the covenants provided for in Sections 7 and 8 of this Agreement would cause immediate, harm, loss and damage to Employer. Accordingly, Employee agrees, without limiting any of the other remedies available to Employer, that any violation of said covenants, or any of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction. In the event any proceedings are commenced by Employer against Employee for any actual or threatened violation of any of said covenants, the losing party in such proceedings shall be liable to the prevailing party for all reasonable costs and expenses of any kind, including reasonable attorneys' fees, which the prevailing party has incurred in connection with such proceedings.

10. NOTICES. Any notices or communications hereunder will be deemed sufficient if made in writing and hand-delivered or sent by facsimile or by registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

         If to Employer:                    Infinity Capital Group, Inc.
                                            80 Broad Street
                                            5th Floor
                                            New York, NY 10004
                                            Attention: Pierce McNally
                                            Fax:  212-962-4400





         If to Employee:                    Joseph M. Chiappetta
                                            44 Mohawk Trail
                                            Stamford, CT 06903
                                            Fax: 203-322-7636


or to such other address as either party may designate for such party by written notice to the other given from time to time in the manner herein provided.

11. BINDING EFFECT AND BENEFIT. The provisions hereof shall be binding upon, and shall inure to the benefit of, Employee, his heirs, executors, and administrators as well as to Employer, its successors, and assigns; however, Employee's services under this personal services contract are not assignable.

12. WAIVERS. No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise or waiver thereof by any party of any right or remedy shall preclude the exercise or further exercise thereof or the exercise of any other right or remedy.

13. SEVERABILITY AND BLUE-PENCILING. The illegality or invalidity of any provision or provisions in this Agreement shall not impair, affect or invalidate any other provisions contained in this Agreement. If any provision or part of this Agreement is held by a court of competent jurisdiction to be unenforceable because of the duration of such provision or the geographic area or other scope covered thereby, the court making such determination shall have the power to modify such provision, to reduce the duration, area or scope of such provision, or to delete specific words or phrases therefrom ("blue-penciling") and, in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced to the fullest extent permitted by law.

14. ENTIRE AGREEMENT. Any and all prior discussions, understandings, and agreements, whether written or oral, express or implied, held or made between Employee and Employer are superseded by and merged into this Agreement, which alone fully and completely expresses the agreement of the parties with regard to the matters addressed herein, and this Agreement is entered into with no party relying on any statement or representation made by any other party which is not contained in this Agreement.

15. AMENDMENTS. This Agreement may be modified, amended or supplemented only by execution of a written instrument signed by both Employee and Employer.


16. TERMINATION AND SURVIVAL OF PROVISIONS. Termination of employment under this Agreement shall not be interpreted to terminate other provisions of the Agreement, including but not limited to the rights and obligations contained in Sections 6-16.


                            (signature page follows)

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.





JOSEPH M. CHIAPPETTA                            INFINITY CAPITAL GROUP, INC.


/s/Joseph M. Chiappetta
_____________________________________           By: /s/Gregory H. Laborde
Name:Joseph M. Chiappetta                       Its: President
EMPLOYEE                                        EMPLOYER